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                                                                    EXHIBIT 99.6

                          APRIA HEALTHCARE GROUP INC.

              $51,779,000 10% CONVERTIBLE SUBORDINATED DEBENTURES
                      INITIALLY OFFERED PURSUANT TO RIGHTS
                         DISTRIBUTED TO STOCKHOLDERS OF
                          APRIA HEALTHCARE GROUP INC.

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Apria Healthcare Group Inc. (the "Company") of $51,779,000 10% Convertible Subordinated Debentures due 2004 (the "Debentures"), of the Company, at a subscription price of $1,000 per $1,000 principal amount of Debentures, pursuant to transferable subscription rights (the "Rights") initially distributed to holders of record of the Common Stock as of the close of business on
                 , 1998 (the "Record Date"). The Rights are described in the
Company's Prospectus dated                and are evidenced by a Subscription
Warrant registered in your name or the name of your nominee.

     Each beneficial owner of shares of the Common Stock registered in your name or the name of your nominee is entitled to receive one Right for each share of the Common Stock owned by such beneficial owner as of the Record Date.

     We are asking you to contact your clients on whose behalf you hold the Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

     Enclosed are copies of the following documents:

          1. The Prospectus;

          2. The "Instructions as to Use of Apria Healthcare Group Inc. Subscription Warrant" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

          3. The form of a letter which may be sent to your clients on whose behalf you hold Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights;

          4. A Notice of Guaranteed Delivery for Subscription Warrants issued by Apria Healthcare Group Inc.; and

          5. A return envelope addressed to                , the Subscription
     Agent.

     Your prompt action is requested. The Rights will expire at 5:00 p.m., New
York City time, on               199 , unless extended by the Company (the
"Expiration Date").

     To exercise the Rights, a properly completed and executed Subscription Warrant (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date.

     Additional copies of the enclosed materials may be obtained from
          . Their toll-free telephone number is (800) or they may be called
collect at (   )           .

                                          Very truly yours,

                                          APRIA HEALTHCARE GROUP INC.
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     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY
PERSON AS AN AGENT OF APRIA HEALTHCARE GROUP INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE DEBENTURES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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